Exhibit 99.1

Generac Reports First Quarter 2015 Results

WAUKESHA, WISCONSIN, (April 30, 2015) – Generac Holdings Inc. (NYSE: GNRC) (the “Company”), a leading designer and manufacturer of power generation equipment and other engine powered products, today reported financial results for its first quarter ended March 31, 2015.

First Quarter 2015 Highlights

●	Net sales were $311.8 million during the first quarter of 2015 as compared to $342.0 million in the prior-year first quarter.

-

Residential product sales were $156.8 million during the first quarter as compared to $164.0 million in the prior-year quarter, primarily due to lower portable generator shipments resulting from a decline in power outage severity compared to the prior year.

-

Commercial & Industrial (C&I) product sales were $133.8 million during the first quarter as compared to $157.4 million in the prior-year quarter, primarily due to a decline in shipments to telecom national account customers and, to a lesser extent, oil & gas markets.

●

Net income during the first quarter of 2015 was $19.7 million, or $0.28 per share, as compared to $34.7 million, or $0.50 per share, for the same period of 2014. Adjusted net income, as defined in the accompanying reconciliation schedules, was $34.1 million, or $0.49 per share, as compared to $50.7 million, or $0.72 per share, in the first quarter of 2014.

●	Adjusted EBITDA, as defined in the accompanying reconciliation schedules, was $57.1 million as compared to $77.5 million in the first quarter last year.

●

Cash flow from operations in the first quarter of 2015 was $25.3 million as compared to $36.4 million in the prior year quarter. Free cash flow, as defined in the accompanying reconciliation schedules, was $18.7 million as compared to $31.4 million in the first quarter of 2014.

●

For the trailing four quarters, including the first quarter of 2015, net sales were $1.431 billion; net income was $159.6 million; adjusted EBITDA was $316.9 million; cash flow from operations was $241.9 million; and free cash flow was $205.6 million.

●

During the first quarter of 2015, the Company made a voluntary pre-payment of term loan debt of $50 million. Total liquidity at March 31, 2015 was strong with cash and cash equivalents on hand of $150.1 million and approximately $150 million available on the Company’s ABL revolving credit facility. Total net debt to adjusted EBITDA, as defined in the accompanying reconciliation schedules, at the end of the first quarter was 2.8 times.

“The first quarter of this year was particularly challenging with several of the end markets we serve performing below our expectations,” said Aaron Jagdfeld, President and Chief Executive Officer. “With an extremely low power outage environment and difficult winter weather, shipments of residential products were weaker than expected. In addition, the rapid decline in oil and gas related investment coupled with continued softness in capital spending in the telecom sector also had a negative impact on our C&I product shipments during the quarter. Despite a softer demand environment in the near term, we remain focused on driving awareness for our products, expanding and developing our distribution, launching innovative new products and controlling costs.”

Additional First Quarter 2015 Highlights

Residential product sales for the first quarter of 2015 were $156.8 million as compared to $164.0 million for the first quarter of 2014. The decline was primarily driven by a power outage severity environment during the quarter that was well below normalized levels and prior year, resulting in fewer shipments of portable generators. Additionally, although shipments for home standby generators were approximately flat during the quarter, heavy snow and colder temperatures in certain key regions limited growth for the category as installations were slowed by these conditions.

C&I product sales for the first quarter of 2015 were $133.8 million as compared to $157.4 million for the comparable period in 2014. The decline was primarily due to reduced shipments to telecom national account customers in the current year as a result of lower capital spending by certain of these customers and, to a lesser extent, reduced sales into oil & gas markets. Partially offsetting these declines were contributions from recent acquisitions and growth in Latin America.

Gross profit margin for the first quarter of 2015 was 32.9% compared to 34.9% in the prior-year first quarter. The decline was driven by a number of factors including a temporary increase in certain costs associated with the slowdown of activity in west coast ports, unfavorable absorption of manufacturing overhead-related costs, mark-to-market adjustments on commodity forward contracts, and the impact from recent acquisitions. These declines were partially offset by a more favorable mix of residential products.

Operating expenses for the first quarter of 2015 increased $3.5 million, or 6.4%, as compared to the first quarter of 2014. The increase was primarily driven by increased marketing and advertising expenses and the addition of recurring operating expenses associated with recent acquisitions.

2015 Outlook Update

As a result of current end market conditions, the Company is revising its prior guidance for revenue growth and adjusted EBITDA margins for the full year 2015. Net sales for 2015 are now expected to be approximately flat as compared to the prior year, primarily the result of a power outage severity environment that is expected to remain below normal during the first half of the year, with the assumption of a return to more normalized baseline levels of outage activity during the second half. Adjusted EBITDA for 2015 is also expected to be approximately flat as compared to the prior year, resulting in EBITDA margins of approximately 23.0% for the full year. Free cash flow is expected to remain strong for the full year 2015 due to an attractive margin profile, low cost of debt, favorable tax attributes and capital-efficient operating model.

“Although market conditions have been difficult so far in 2015, we believe many of these headwinds to be temporary in nature as the numerous long-term growth opportunities that impact our business remain firmly in place,” continued Mr. Jagdfeld. “We have become a more diversified company in recent years, with a strong balance sheet and the capability to generate significant free cash flow, providing us with the flexibility to drive our Powering Ahead strategic plan forward.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Thursday, April 30, 2015 to discuss highlights of the first quarter operating results. The conference call can be accessed by dialing (866) 515-2914 (domestic) or +1 (617) 399-5128 (international) and entering passcode 95445197.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 53187252. The telephonic replay will be available for 30 days.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of power generation equipment and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial, oil & gas, and construction markets, Generac's power products are available globally through a broad network of independent dealers, distributors, retailers, wholesalers and equipment rental companies, as well as sold direct to certain end user customers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	demand for Generac products;
●	frequency and duration of power outages;
●	availability, cost and quality of raw materials and key components used in producing Generac products;
●	the impact on our results of possible fluctuations in interest rates and foreign currency exchange rates;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	difficulties Generac may encounter as its business expands globally;
●	competitive factors in the industry in which Generac operates;
●	Generac's dependence on its distribution network;
●	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of key management and employees;
●	increase in product and other liability claims or recalls; and
●	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of our 2014 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement dated as of May 31, 2013. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, and certain other non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Vice President – Finance and Investor Relations
(262) 544-4811 x2675

Michael.Harris@Generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales	$311,818	$342,008
Costs of goods sold	209,215	222,494
Gross profit	102,603	119,514

Operating expenses:
Selling and service	30,128	27,969
Research and development	8,163	7,746
General and administrative	14,206	13,148
Amortization of intangible assets	5,195	5,345
Total operating expenses	57,692	54,208
Income from operations	44,911	65,306

Other (expense) income:
Interest expense	(11,268)	(11,689)
Investment income	37	39
Loss on extinguishment of debt	(1,368)	–
Other, net	(1,609)	568
Total other expense, net	(14,208)	(11,082)

Income before provision for income taxes	30,703	54,224
Provision for income taxes	11,018	19,523
Net income	$19,685	$34,701

Net income per common share - basic:	$0.29	$0.51
Weighted average common shares outstanding - basic:	68,806,337	68,421,800

Net income per common share - diluted:	$0.28	$0.50
Weighted average common shares outstanding - diluted:	70,088,935	70,008,490

Comprehensive income	$12,867	$34,272

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$150,085	$189,761
Accounts receivable, less allowance for doubtful accounts	158,190	189,107
Inventories	356,929	319,385
Deferred income taxes	30,323	22,841
Prepaid expenses and other assets	9,001	9,384
Total current assets	704,528	730,478

Property and equipment, net	171,384	168,821

Customer lists, net	38,231	41,002
Patents, net	54,889	56,894
Other intangible assets, net	3,848	4,298
Trade names, net	182,761	182,684
Goodwill	635,565	635,565
Deferred financing costs, net	15,002	16,243
Deferred income taxes	36,093	46,509
Other assets	71	48
Total assets	$1,842,372	$1,882,542

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$3,103	$5,359
Accounts payable	135,099	132,248
Accrued wages and employee benefits	14,944	17,544
Other accrued liabilities	80,945	84,814
Current portion of long-term borrowings and capital lease obligations	506	557
Total current liabilities	234,597	240,522

Long-term borrowings and capital lease obligations	1,033,610	1,082,101
Deferred income taxes	15,134	13,449
Other long-term liabilities	56,338	56,671
Total liabilities	1,339,679	1,392,743

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 69,405,617 and 69,122,271 shares issued at March 31, 2015 and December 31, 2014, respectively	694	691
Additional paid-in capital	438,038	434,906
Treasury stock, at cost	(11,449)	(8,341)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	300,111	280,426
Accumulated other comprehensive loss	(22,585)	(15,767)
Total stockholders’ equity	502,693	489,799
Total liabilities and stockholders’ equity	$1,842,372	$1,882,542

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Operating Activities
Net income	$19,685	$34,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,839	3,230
Amortization of intangible assets	5,195	5,345
Amortization of original issue discount	987	452
Amortization of deferred financing costs	718	751
Loss on extinguishment of debt	1,368	–
Provision for losses on accounts receivable	8	67
Deferred income taxes	3,182	12,606
Loss on disposal of property and equipment	1	62
Share-based compensation expense	2,508	3,322
Net changes in operating assets and liabilities:
Accounts receivable	31,930	(17,324)
Inventories	(37,472)	7,931
Other assets	255	369
Accounts payable	2,619	4,459
Accrued wages and employee benefits	(2,304)	(11,557)
Other accrued liabilities	(456)	(1,533)
Excess tax benefits from equity awards	(6,806)	(6,528)
Net cash provided by operating activities	25,257	36,353

Investing Activities
Proceeds from sale of property and equipment	29	6
Expenditures for property and equipment	(6,528)	(4,925)
Acquisition of business	374	–
Net cash used in investing activities	(6,125)	(4,919)

Financing Activities
Proceeds from short-term borrowings	4,000	4,000
Repayments of short-term borrowings	(6,256)	(6,571)
Repayments of long-term borrowings and capital lease obligations	(50,375)	(3,326)
Payment of debt issuance costs	–	(4)
Cash dividends paid	(1,427)	(334)
Taxes paid related to the net share settlement of equity awards	(9,304)	(8,152)
Excess tax benefits from equity awards	6,806	6,528
Net cash used in financing activities	(56,556)	(7,859)

Effect of exchange rate changes on cash and cash equivalents	(2,252)	18

Net increase (decrease) in cash and cash equivalents	(39,676)	23,593
Cash and cash equivalents at beginning of period	189,761	150,147
Cash and cash equivalents at end of period	$150,085	$173,740

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)

Net income	$19,685	$34,701
Interest expense	11,268	11,689
Depreciation and amortization	9,034	8,575
Provision for income taxes	11,018	19,523
Non-cash write-down and other adjustments (1)	1,572	(554)
Non-cash share-based compensation expense (2)	2,508	3,322
Loss on extinguishment of debt (3)	1,368	-
Transaction costs and credit facility fees (4)	201	203
Other	484	39
Adjusted EBITDA	$57,138	$77,498

(1) Includes losses on disposals of assets, unrealized mark-to-market adjustments on commodity contracts and foreign currency related adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the write-off of original issue discount and capitalized debt issuance costs due to a voluntary debt prepayment.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)

Net income	$19,685	$34,701
Provision for income taxes	11,018	19,523
Income before provision for income taxes	30,703	54,224
Amortization of intangible assets	5,195	5,345
Amortization of deferred finance costs and original issue discount	1,705	1,203
Loss on extinguishment of debt (5)	1,368	-
Transaction costs and other purchase accounting adjustments (6)	263	(187)
Adjusted net income before provision for income taxes	39,234	60,585
Cash income tax expense (7)	(5,115)	(9,870)
Adjusted net income	$34,119	$50,715

Adjusted net income per common share - diluted:	$0.49	$0.72
Weighted average common shares outstanding - diluted:	70,088,935	70,008,490

(5) Represents the write-off of original issue discount and capitalized debt issuance costs due to a voluntary debt prepayment.

(6) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing and certain purchase accounting adjustments.

(7) Amount for the three months ended March 31, 2015 is based on an anticipated cash income tax rate of approximately 17% for the full year-ended 2015. Amount for the three months ended March 31, 2014 is based on an anticipated cash income tax rate of approximately 19% for the full year-ended 2014.

Free cash flow reconciliation
	Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)

Net cash provided by operating activities	$25,257	$36,353
Expenditures for property and equipment	(6,528)	(4,925)
Free cash flow	$18,729	$31,428

LTM free cash flow reconciliation
	LTM March 31,
	2015
	(unaudited)

2014 net cash provided by operating activities, as reported	$252,986
Add: March 2015 net cash provided by operating activities, as reported	25,257
Less: March 2014 net cash provided by operating activities, as reported	(36,353)
LTM net cash provided by operating activities	241,890

2014 expenditures for property and equipment, as reported	(34,689)
Include: March 2015 expenditures for property and equipment, as reported	(6,528)
Exclude: March 2014 expenditures for property and equipment, as reported	4,925
LTM expenditures for property and equipment	(36,292)

Free cash flow	$205,598

LTM Adjusted EBITDA reconciliation
	LTM March 31,
	2015
	(unaudited)

2014 Adjusted EBITDA, as reported	$337,283
Add: March 2015 Adjusted EBITDA, as reported	57,138
Less: March 2014 Adjusted EBITDA, as reported	(77,498)
Adjusted EBITDA	$316,923

Net Debt to Adjusted EBITDA Ratio
	March 31,	March 31,
	2015	2014
	(Unaudited)	(Unaudited)

Short-term borrowings	$3,103	$7,004
Current portion of long-term borrowings and capital lease obligations	506	12,543
Long-term borrowings and capital lease obligations	1,033,610	1,172,368
Less: Cash	(150,085)	(173,740)
Net debt	887,134	1,018,175
Adjusted EBITDA (LTM)	316,923	371,310
Net debt to adjusted EBITDA ratio	2.8	2.7